Exhibit 2

130 Adelaide Street West Suite 2116 Toronto, Ontario Canada M5H 3P5

News Release — April 21, 2010	TSX: PDL, PDL.WT.A
10-13-NAP	NYSE Amex: PAL

North American Palladium Increases Bought Deal Financing to C$87 Million

Toronto, Ontario — North American Palladium Ltd. (“NAP” or “the Company”) (TSX:PDL) (NYSE Amex:PAL) has increased its previously announced cross-border bought deal financing to 17,400,000 units (the “Units”). The syndicate of underwriters co-led by Cormark Securities Inc. and Haywood Securities Inc. (collectively, the “Underwriters”) have agreed to purchase an additional 2,400,000 units (the “Units”) from the Company on a bought deal basis at a price of C$5.00 per Unit for aggregate additional gross proceeds of C$12,000,000.  Total aggregate gross proceeds for the unit financing are now expected to be approximately C$87,000,000 (the “Offering”).

Each Unit will consist of one common share and one-half of one common share purchase warrant. Each whole warrant shall entitle the holder to acquire an additional common share at a price of C$6.50 during the period ending 18 months following the closing of the Offering. In the event that the closing sale price of the common shares on the TSX is greater than C$7.50 per share for a period of 20 consecutive trading days at any time after the closing of the Offering, the Company may accelerate the expiry date of the warrants by giving notice to the holders thereof and in such case the warrants will expire on the 30th day after the date on which such notice is given by the Company.

The Company has granted to the Underwriters an option (the “Over-Allotment Option”), exercisable at any time until 30 days following the date of the final prospectus supplement relating to the Offering, to acquire, for the purpose of covering their over-allocation position, if any, up to an additional 2,600,000 Units at a price of C$5.00 per Unit.

The Offering is subject to the approval of the TSX and the NYSE Amex.

The Units will be offered by way of a short form base shelf prospectus of the Company dated February 9, 2010 as supplemented by a shelf prospectus supplement filed in each of the provinces of Canada pursuant to National Instrument 44-101 Short Form Prospectus Distributions and National Instrument 44-102 Shelf Distributions, and in the United States pursuant to a prospectus supplement to the Company’s effective shelf registration statement filed with the United States Securities and Exchange Commission under the Multi-Jurisdictional Disclosure System adopted in the United States and Canada.

The Units may also be offered in such other jurisdictions outside of Canada and the United States that are agreed to by the Company and the Underwriters.  The Company plans to use the net proceeds received from the sale of the Units to fund the development of the Offset zone at the Lac des Iles mine, to fund other capital expenditures, for exploration and development expenditures, to fund working capital requirements, and for general corporate purposes, which may potentially include future acquisitions.

A copy of the Canadian prospectus supplement and/or the U.S. prospectus supplement relating to the Offering can be obtained from Susan Samila-Moroz of Cormark Securities Inc. at 416-943-6405 or ssmoroz@cormark.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there by any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Neither the TSX nor the NYSE Amex accepts responsibility for the adequacy or accuracy of this release.

About North American Palladium

NAP is a Canadian precious metals company focused on the production of palladium and gold in mining-friendly jurisdictions. Lac des Iles, the Company’s flagship mine, is one of North America’s two primary palladium producers. Located approximately 85 kilometres northwest of Thunder Bay, Ontario, Lac des Iles has produced palladium since 1993. NAP also owns and operates the Sleeping Giant gold mine located in the prolific Abitibi region of Quebec. The Company has extensive landholdings adjacent to both the Lac des Iles and Sleeping Giant mines, and is pursuing an aggressive exploration program aimed at increasing its reserves and resources in those areas. NAP trades on the TSX under the symbol PDL and on the NYSE Amex under the symbol PAL.  The Company’s common shares are included in the S&P/TSX Global Mining Index.

For further information please contact:

Camilla Bartosiewicz

Manager, Investor Relations and Corporate Communications

Telephone: 416-360-7971 Ext. 226

Email: camilla@nap.com

Cautionary Statement on Forward Looking Information

Certain information included in this press release, including any information as to the closing of this financing, our future exploration, financial or operating performance and other statements that express management’s expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, including the possibility that the restart of the Lac des Iles mine may not proceed as planned, and that metal prices, foreign exchange assumptions and operating costs may differ from management’s expectations. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. In addition, there can be no assurance that the Company’s Lac des Iles or Sleeping Giant mines will operate as expected or that other properties can be successfully developed. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.